Exhibit 99(c)

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC TCEH FINANCE, INC.

OFFERS TO EXCHANGE

$3,000,000,000 AGGREGATE PRINCIPAL AMOUNT OF 10.25% SENIOR NOTES DUE 2015, $2,000,000,000 AGGREGATE PRINCIPAL AMOUNT OF 10.25% SENIOR NOTES DUE 2015, SERIES B AND $1,750,000,000 AGGREGATE PRINCIPAL AMOUNT OF 10.50%/11.25% SENIOR TOGGLE NOTES DUE 2016, EACH OF WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL OUTSTANDING 10.25% SENIOR NOTES DUE 2015, 10.25% SENIOR NOTES DUE 2015, SERIES B AND 10.50%/11.25% SENIOR TOGGLE NOTES DUE 2016, RESPECTIVELY

, 2008

To Brokers, Dealers, Commercial Banks,

Trust Companies and other Nominees:

As described in the enclosed Prospectus, dated                     , 2008 (as the same may be amended or supplemented from time to time, the “Prospectus”), and Letter of Transmittal (the “Letter of Transmittal”), Texas Competitive Electric Holdings Company LLC and TCEH Finance, Inc. (together, the “Company”), Energy Future Competitive Holdings Company (the “Parent Guarantor”) and certain subsidiaries of the Texas Competitive Electric Holdings Company LLC (the “Subsidiary Guarantors,” and together with the Parent Guarantor, the “Guarantors”), are offering to exchange (the “Exchange Offers”) up to $3,000,000,000 aggregate principal amount of 10.25% Senior Notes due 2015 (the “Cash-Pay Exchange Notes”), up to $2,000,000,000 aggregate principal amount of 10.25% Senior Notes due 2015, Series B (the “Series B Cash-Pay Exchange Notes”) and up to $1,750,000,000 aggregate principal amount of 10.50%/11.25% Senior Toggle Notes due 2016 (the “Toggle Exchange Notes” and, together with the Cash-Pay Exchange Notes and Series B Cash-Pay Exchange Notes, the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding 10.25% Senior Notes due 2015 (the “Cash-Pay Outstanding Notes”), 10.25% Senior Notes due 2015, Series B (the “Series B Cash –Pay Outstanding Notes”) and 10.50%/11.25% Senior Toggle Notes due 2016 (the “Toggle Outstanding Notes” and, together with the Cash-Pay Outstanding Notes and Series B Cash-Pay Outstanding Notes, the “Outstanding Notes”) in integral multiples of $2,000 and multiples of $1,000 in excess thereof upon the terms and subject to the conditions of the enclosed Prospectus and Letter of Transmittal. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offers, except that the Exchange Notes are freely transferable by holders thereof. The Outstanding Notes are unconditionally guaranteed (the “Old Guarantees”) by the Guarantors, and the Exchange Notes will be unconditionally guaranteed (the “New Guarantees”) by the Guarantors. Upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantors offer to issue the New Guarantees with respect to all Exchange Notes issued in the Exchange Offers in exchange for the Old Guarantees of the Outstanding Notes for which such Exchange Notes are issued in the Exchange Offers. Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the “Exchange Offers” include the Guarantors’ offer to exchange the New Guarantees for the Old Guarantees, references to the “Exchange Notes” include the related New Guarantees and references to the “Outstanding Notes” include the related Old Guarantees. The Company will accept for exchange any and all Outstanding Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offers is subject to certain conditions described in the Prospectus.

WE URGE YOU TO PROMPTLY CONTACT YOUR CLIENTS FOR WHOM YOU HOLD OUTSTANDING NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE. PLEASE BRING THE EXCHANGE OFFERS TO THEIR ATTENTION AS PROMPTLY AS POSSIBLE.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use in connection with the tender of Outstanding Notes and for the information of your clients, including a Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (providing information relating to U.S. federal income tax backup withholding);

3.	A form of Notice of Guaranteed Delivery; and

4.	A form of letter, including a letter of instructions to a registered holder from a beneficial owner, which you may use to correspond with your clients for whose accounts you hold Outstanding Notes that are registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions regarding the Exchange Offers.

Your prompt action is requested. Please note that the Exchange Offers will expire at 11:59 p.m., New York City time, on                     , 2008 (the “Expiration Date”), unless the Company otherwise extends the Exchange Offers.

To participate in the Exchange Offers, certificates for Outstanding Notes, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, or a timely confirmation of a book-entry transfer of such Outstanding Notes into the account of The Bank of New York Mellon (the “Exchange Agent”), at the book-entry transfer facility, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Prospectus and the Letter of Transmittal.

The Company will not pay any fees or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of the Outstanding Notes pursuant to the Exchange Offers. However, the Company will pay or cause to be paid any transfer taxes, if any, applicable to the tender of the Outstanding Notes to it or its order, except as otherwise provided in the Prospectus and Letter of Transmittal.

If holders of the Outstanding Notes wish to tender, but it is impracticable for them to forward their Outstanding Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus and in the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offers should be addressed to the Exchange Agent at its address and telephone number set forth in the enclosed Prospectus and Letter of Transmittal. Additional copies of the enclosed materials may be obtained from the Exchange Agent.

Very truly yours,

TEXAS COMPETITIVE ELECTRIC HOLDINGS

COMPANY LLC

TCEH FINANCE, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFERS, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY CONTAINED THEREIN.